                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant /_/

Filed by a Party other than the Registrant /X/

Check the appropriate box:

      /_/   Preliminary Proxy Statement

      /_/   Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

      /_/   Definitive Proxy Statement

      /X/   Definitive Additional Materials

      /_/   Soliciting Material Under Rule 14a-12

                             THE TOPPS COMPANY, INC.
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                (Name of Registrant as Specified in Its Charter)

                             CRESCENDO ADVISORS LLC
                      CRESCENDO PARTNERS II L.P., SERIES Y
                          CRESCENDO PARTNERS III, L.P.
                         CRESCENDO INVESTMENTS III, LLC
                          CRESCENDO INVESTMENTS II, LLC
                                ERIC S. ROSENFELD
                                  ARNAUD AJDLER
                         THE COMMITTEE TO ENHANCE TOPPS
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    (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      /X/   No fee required.

      /_/   Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and
0-11.

      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other  underlying  value of  transaction  computed pursuant  to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)   Proposed maximum aggregate value of transaction:

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      (5)   Total fee paid:

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      /_/   Fee paid previously with preliminary materials:

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      /_/   Check box if any part of the fee is offset as  provided  by Exchange
Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

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      (2)   Form, Schedule or Registration Statement No.:

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      (3)   Filing Party:

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      (4)   Date Filed

      Crescendo  Partners  II,  L.P.,  Series  Y has  filed a  definitive  proxy statement with the SEC in connection with the  solicitation of proxies against a proposed  merger  between The Topps Company,  Inc.  ("Topps") and a buyout group that includes Madison Dearborn  Partners,  LLC and an investment firm controlled by Michael Eisner,  which will be voted on at a special meeting of the Company's stockholders.

      Item 1: On August 22,  2007,  The  Committee  to Enhance  Topps issued the following press release:

FOR IMMEDIATE RELEASE

         THE COMMITTEE TO ENHANCE TOPPS SENDS LETTER TO STOCKHOLDERS OF
                             THE TOPPS COMPANY, INC.

   CALLS ON THE MAJORITY MEMBERS OF THE TOPPS BOARD TO IMMEDIATELY RESIGN AND
 URGES STOCKHOLDERS TO VOTE AGAINST THE ILL-ADVISED AND INADEQUATE $9.75 MERGER

NEW YORK, NY - AUGUST 22, 2007 - The Committee to Enhance Topps  announced today that it has  sent a  letter  to the  stockholders  of The  Topps  Company,  Inc.
(Nasdaq:TOPP).

The full text of the letter follows:

         AN IMPORTANT MESSAGE TO THE TOPPS COMPANY, INC. STOCKHOLDERS
                       FROM THE COMMITTEE TO ENHANCE TOPPS

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  ARTHUR SHORIN AND HIS SO-CALLED "EXECUTIVE COMMITTEE" HAVE SCARED AWAY UPPER
     DECK! DO NOT LET THEM NOW SCARE YOU INTO VOTING FOR THE ILL-ADVISED AND
                            INADEQUATE $9.75 MERGER!

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      VOTE THE GOLD PROXY CARD TODAY AGAINST THE ILL-ADVISED EISNER MERGER!

                                                                 August 22, 2007
Dear Fellow Topps Stockholder:

                                DO NOT BE FOOLED!

Despite what the Topps Board may be telling you, The Upper Deck Company  ("Upper
Deck")  withdrew its tender offer bid because  Arthur  Shorin and his  so-called
"Executive  Committee"  refused to  negotiate  in  good-faith.  We  believe  the
Executive  Committee  never had any  intention  of  completing a deal with Upper
Deck,  even if it meant  the most  value  for the  Company's  stockholders.  The
Executive  Committee has favored the inadequate $9.75 Merger with Michael Eisner and Madison Dearborn throughout the entire sale process because, in our opinion, its members have  interests  that are not aligned with the best interests of the
Company's stockholders.

Don't just take our word for it. Here is what the Delaware Court of Chancery and two leading independent proxy advisory firms, Institutional Shareholder Services
Inc. and Glass Lewis & Co.,  have had to say  regarding  the Topps  Board's sale process and its willingness to complete a deal with Upper Deck:

According to the Delaware Court:

      "Although  [Arthur] Shorin and the other  defendants claim that they truly desire  to get the  highest  value  and want  nothing  more  than to get a topping bid from Upper Deck that they can accept,  their  behavior  belies those protestations.  In reaching that conclusion,  I rely not only on the defendants'  apparent failure to undertake  diligent good faith efforts at bargaining with Upper Deck, I also rely on the  misrepresentations of fact about Upper Deck's offer that are contained in Topps's public statements."

According to Glass Lewis:

      "We are deeply  troubled by the process the board undertook in arriving at the proposed  deal...additionally,  we believe the board has provided weak justification  for initially  discontinuing  negotiations  with Upper Deck during the go-shop period when Upper Deck's offer presented a considerably higher per share price than the proposed consideration."

According to ISS:

      "Overall we believe the sale process had flaws, and the company's openness to a deal with Upper Deck was questionable."

                                ENOUGH IS ENOUGH!

THE COMMITTEE TO ENHANCE TOPPS CALLS ON THE MAJORITY  MEMBERS OF THE TOPPS BOARD
TO RESIGN THEIR POSITIONS EFFECTIVE  IMMEDIATELY.  Their failures are countless.
The actions of the  Executive  Committee  violate the most basic  principles  of corporate  governance  and are an insult  to both  corporate  democracy  and the
Company's  stockholders  alike. In fact, the track record of this Board has only worsened as the process has dragged on. Recently,  Vice Chancellor Strine of the
Delaware  Court  concluded that the Topps Board  delivered and filed  misleading proxy materials to its stockholders  and the Topps Board has further  entrenched itself by  refusing,  despite  repeated  requests,  to schedule  its 2007 Annual
Meeting for the election of directors in accordance with Delaware law.

The Company's  stockholders  deserve an independent,  non-conflicted  board that will  truly  look  out for  stockholders'  best  interests.  The  Committee  has assembled a slate of highly qualified  director  nominees who collectively  have
vast  expertise  in  several  areas,  including  entertainment,   confectionary,
strategic turnarounds, marketing, brand management and sports management.

   THE COMMITTEE HAS BOTH A WELL-QUALIFIED SLATE AND A BETTER ALTERNATIVE FOR
    MAXIMIZING STOCKHOLDER VALUE READY IF THE INADEQUATE MERGER IS VOTED DOWN

The  Committee  urges  stockholders  to vote down the $9.75  Eisner  Merger  and replace the existing Topps Board with the Committee's  slate of highly qualified business executives that, if elected, would engage in value enhancing activities for the benefit of ALL stockholders.  In particular, we believe that Topps needs to fix its capital structure, upgrade its senior management team and continue to improve its operations.  If elected, our nominees will conduct a modified "Dutch
Auction"  tender  offer to buy back $110  million  of shares  between  $10.00 to
$10.50 per share - around 28% of the Company's shares outstanding.

Our nominees  would also seek to upgrade  senior  management by hiring a new CEO with extensive marketing and turnaround  experience,  and who will bring a fresh perspective  to  the  organization.  We  have  had  discussions  with  potential well-qualified  candidates who have the requisite qualifications and credentials to take the Company to the next level.  Our slate of director  nominees  clearly demonstrates our ability to assemble the best team possible. By contrast,  Topps is currently managed  day-to-day by Scott Silverstein,  the CEO's son-in-law,  a
former lawyer with no business experience beyond Topps.

    WE BELIEVE THAT TOPPS' SHARES COULD BE WORTH AN ENTERPRISE VALUE (NET OF
                 DEBT) BETWEEN $16 AND $18 PER SHARE IN 2 YEARS

By focusing on these value-enhancing changes, the Committee believes that Topps'
shares could be worth an enterprise  value (net of debt) between $16 and $18 per share in two years,  not taking into  account an M&A premium  that could yield a higher valuation. We are not the only ones who believe that there is significant intrinsic value to be unlocked in Topps. Sean P. McGowan,  an analyst at Wedbush
Morgan  Securities  who Forbes  recently  ranked #1 in the  Leisure  Equipment &
Products industry in its 2007 Best  Analysts-Earnings  Estimators survey, stated
the  following  in a Research  Note dated June 19, 2007  regarding a scenario in which the Committee's director nominees are elected to the Topps Board:

      "We believe that this scenario might actually have been the one that could realize  the most  value  over time,  because  we  believe  the  company's fortunes  continue  to improve and that better  management  could,  over a period of 18-24  months,  have  produced  value  well in excess of $15 per share."

    BY VOTING AGAINST THE ILL-ADVISED $9.75 MERGER, YOU ARE NOT GAMBLING WITH
                    YOUR INVESTMENT - YOU ARE PROTECTING IT!

   CRESCENDO PARTNERS HAS BEEN IN SITUATIONS LIKE THIS BEFORE AND SUCCESSFULLY
                         UNLOCKED VALUE FOR STOCKHOLDERS

In 2005, Crescendo Partners, a Computer Horizons stockholder,  solicited support against what Crescendo  Partners  believed to be an  ill-advised  merger between
Computer Horizons and Analysts International. After the merger was voted down by
Computer  Horizons  stockholders  at  a  special  meeting,   Crescendo  Partners
successfully  replaced the existing  Computer Horizons Board with five new board members,  including  Eric  Rosenfeld.  The new Computer  Horizons Board replaced management  and  explored  all  strategic  alternatives  available  to  maximize
stockholder  value,   which  resulted  in  stockholders   approving  a  plan  of
liquidation  and an expected  distribution of $4.68-$4.81 per share, a return of about 60% since Crescendo Partners first became involved. Crescendo Partners has also  successfully  changed  management in other public  companies  where we had board representation,  including Emergis, Inc., Ad Opt Technologies,  Inc., Spar
Aerospace Ltd. and Sierra Systems Group, Inc., resulting in subsequent increases in stockholder value.

                     THE $9.75 MERGER IS SIMPLY INADEQUATE!

The  Committee  urges  stockholders  to vote down the Eisner  Merger  because we believe that:

      o     the $9.75 per share Merger consideration is inadequate;

      o     the process that led to the signing of the Eisner  Merger  Agreement was flawed; and

      o     a better alternative exists for maximizing stockholder value.

Eisner's $9.75 offer price represents a meager 3% premium to the average closing price of the shares for the 20 trading days  preceding the  announcement  of the
Eisner Merger and was obtained  through a flawed sale  process.  The Topps Board did not shop the Company  prior to signing the Eisner  Merger to get the highest possible price for  stockholders  but instead was satisfied to sell the business at an inadequate price to a buyer who promised to keep management in place.

     WE URGE THE COMPANY TO HOLD THE SPECIAL MEETING ON AUGUST 30TH WITHOUT
                                 FURTHER DELAY!

The Company has already  postponed  the special  meeting by more than two months because it was forced by the Delaware  Court to correct  material  omissions and materially misleading statements in its proxy statement.  The Company should not be allowed to further  postpone the special meeting in the event that the voting results are not to its liking,  as might be done in a "banana  republic."  It is time to let the stockholders vote!

              PROTECT YOUR INVESTMENT TODAY BY VOTING AGAINST THE
                           ILL-ADVISED EISNER MERGER!

                         VOTE THE GOLD PROXY CARD TODAY!

If you have any questions,  please feel to call us directly at (212) 319-7676.
You may also call D.F. King & Co.,  Inc.,  which is assisting  the  Committee, toll-free at (800) 628-8532.

                                    Sincerely yours,

                                    Eric Rosenfeld & Arnaud Ajdler
                                    The Committee to Enhance Topps

                 CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The  Committee  to Enhance  Topps  (the  "Committee"),  together  with the other participants  named below, has made a definitive  filing with the Securities and
Exchange  Commission  ("SEC") of a proxy  statement,  a proxy  supplement and an accompanying  proxy  card to be used to  solicit  votes in  connection  with the solicitation  of proxies  against a proposed  merger  between The Topps Company,
Inc. (the "Company") and a buyout group that includes Madison Dearborn Partners,
LLC, and an investment firm controlled by Michael Eisner, which will be voted on at a meeting of the Company's stockholders (the "Merger Proxy Solicitation").

Crescendo Advisors ("Crescendo Advisors"),  together with the other participants named  below,  intends to make a  preliminary  filing  with the  Securities  and
Exchange  Commission ("SEC") of a proxy statement and an accompanying proxy card to be used to solicit  votes for the election of its nominees at the 2007 annual meeting of stockholders of Topps (the "Annual Meeting Proxy Solicitation").

THE COMMITTEE AND CRESCENDO  ADVISORS ADVISE ALL  STOCKHOLDERS OF THE COMPANY TO
READ  THE  PROXY  STATEMENT,   AND  OTHER  PROXY   MATERIALS,   INCLUDING  PROXY
SUPPLEMENTS,  IN CONNECTION WITH EACH OF THE MERGER PROXY  SOLICITATION  AND THE
ANNUAL MEETING PROXY  SOLICITATION  AS THEY BECOME  AVAILABLE  BECAUSE THEY WILL
CONTAIN  IMPORTANT  INFORMATION.  SUCH PROXY  MATERIALS  WILL BE AVAILABLE AT NO
CHARGE  ON  THE  SEC'S  WEB  SITE  AT   HTTP://WWW.SEC.GOV.   IN  ADDITION,  THE
PARTICIPANTS  IN THE  PROXY  SOLICITATIONS  WILL  PROVIDE  COPIES  OF THE  PROXY
STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO
THE  PARTICIPANTS'  PROXY  SOLICITOR,  D.F.  KING & CO.,  INC. AT ITS  TOLL-FREE
NUMBER: (800) 628-8532.

The participants in the Merger Proxy  Solicitation are Crescendo Advisors LLC, a
Delaware limited liability company  ("Crescendo  Advisors"),  Crescendo Partners
II, L.P., Series Y, a Delaware limited  partnership  ("Crescendo  Partners II"),
Crescendo  Investments II, LLC, a Delaware limited liability company ("Crescendo
Investments II"),  Crescendo Partners III, L.P., a Delaware limited  partnership
("Crescendo Partners III"),  Crescendo  Investments III, LLC, a Delaware limited liability company ("Crescendo  Investments III"), Eric Rosenfeld,  Arnaud Ajdler
and  The   Committee   to  Enhance   Topps  (the  "Merger   Proxy   Solicitation
Participants").

The  participants  in the Annual Meeting Proxy  Solicitation  include the Merger
Proxy Solicitation  Participants,  together with Timothy E. Brog, John J. Jones,
Michael Appel, Jeffrey D. Dunn, Charles C. Huggins,  Thomas E. Hyland, Thomas B.
McGrath  and  Michael  R.  Rowe  (the   "Annual   Meeting   Proxy   Solicitation
Participants").  Together,  the Merger Proxy  Solicitation  Participants and the
Annual  Meeting Proxy  Solicitation  Participants  are referred to herein as the
"Participants."

Crescendo Advisors  beneficially owns 100 shares of common stock of the Company.
Crescendo  Partners II beneficially owns 2,568,200 shares of common stock of the
Company. As the general partner of Crescendo Partners II, Crescendo  Investments
II may be  deemed  to  beneficially  own the  2,568,200  shares  of the  Company beneficially owned by Crescendo Partners II. Crescendo Partners III beneficially owns 126,500  shares of common stock of the Company.  As the general  partner of
Crescendo Partners III, Crescendo  Investments III may be deemed to beneficially own the 126,500 shares of the Company  beneficially  owned by Crescendo Partners
III. Eric Rosenfeld may be deemed to  beneficially  own 2,694,900  shares of the
Company,  consisting  of 100 shares held by Eric  Rosenfeld  and Lisa  Rosenfeld
JTWROS,  2,547,700  shares Mr.  Rosenfeld may be deemed to  beneficially  own by virtue of his position as managing  member of Crescendo  Investments II, 126,500 shares Mr. Rosenfeld may be deemed to beneficially own by virtue of his position as managing member of Crescendo Investments III and 100 shares Mr. Rosenfeld may be deemed to  beneficially  own by virtue of his position as managing  member of
Crescendo  Advisors.  Mr. Ajdler  beneficially owns 2,301 shares of the Company.

Timothy E. Brog beneficially owns 133,425 shares of common stock of the Company,
John J. Jones beneficially owns 2,301 shares of common stock of the Company, and none of Michael Appel,  Jeffrey D. Dunn,  Charles C. Huggins,  Thomas E. Hyland,
Thomas B.  McGrath  and  Michael R. Rowe  beneficially  own any shares of common stock of the Company.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
D.F. King & Co., Inc.
(800) 628-8532
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